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Box, Inc.

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On August 12, 2021, Box, Inc. (the “Company”) issued an investor presentation in connection with the Company’s 2021 annual meeting of stockholders. A copy of the investor presentation can be found below and is also available at VoteBlueforBox.com or on the investor relations section of the Company’s website.

Successfully Executing Strategy to Drive Long - Term Value for All Stockholders August 12, 2021 Confidential l

Forward-looking Statements & Non-GAAP Financial Measures

This presentation contains forward-looking statements that involve risks, uncertainties, and assumptions, including statements regarding Box's expectations regarding the size of its market opportunity, sales productivity, its leadership position in the cloud content management market, the demand for its products, the impact of its acquisitions on future Box product offerings, the benefits to its customers from completing acquisitions, the time needed to integrate acquired businesses into Box, the impact of the COVID-19 pandemic on its business, its ability to grow and scale its business and drive operating efficiencies, its ability to achieve revenue targets and billings expectations, its ability to achieve profitability on a quarterly or ongoing basis, its free cash flow, its ability to continue to grow unrecognized revenue and remaining performance obligations, the timing of recent and planned product introductions, enhancements and integrations, the short- and long-term success, market adoption and retention, capabilities, and benefits of such product introductions and enhancements, the success of strategic partnerships, its revenue, billings, gross margin, GAAP and non-GAAP net income (loss) per share, non-GAAP operating margins for future periods, the related components of GAAP and non-GAAP net income (loss) per share, net retention date, weighted-average outstanding share count expectations for Box's fiscal second quarter and full fiscal year 2022, equity burn rate, the KKR-led investment and achievement of its potential benefits, any potential repurchase of its common stock, whether, when, in what amount and by what method (whether by tender offer or otherwise) any such repurchase would be consummated, and the share price of any such repurchase. In addition, this presentation contains preliminary financial results that have been prepared on a consistent basis with prior periods based solely upon information available to management as of the date of this press release. Box is completing its financial closing procedures for the three months ended July 31, 2021, and the preliminary financial results set forth in this press release could differ materially from the amounts that Box ultimately reports on August 25, 2021 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2021.

There are a significant number of factors that could cause actual results to differ materially from statements made in this presentation, including: (1) adverse changes in general economic or market conditions, including those caused by the COVID-19 pandemic; (2) delays or reductions in information technology spending; (3) factors related to Box's highly competitive market, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Box's current or future competitors; (4) the development of the cloud content management market; (5) the risk that Box's customers do not renew their subscriptions, expand their use of Box's services, or adopt new products offered by Box on a timely basis, or at all; (6) Box's ability to provide timely and successful enhancements and integrations, new features, integrations and modifications to its platform and services; (7) actual or perceived security vulnerabilities in Box's services or any breaches of Box's security controls; (8) Box's ability to realize the expected benefits of its third-party partnerships; (9) the potential impact of shareholder activism on Box's business and operations; and (10) Box's ability to successfully integrate acquired businesses and achieve the expected benefits from those acquisitions. Further information on these and other factors that could affect the forward-looking statements we make in this presentation can be found in the documents that we file with or furnish to the US Securities and Exchange Commission, including Box's most recent Quarterly Report on Form 10-Q filed for the fiscal quarter ended April 30, 2021.

You should not rely on any forward-looking statements, and we assume no obligation, nor do we intend, to update them. All information in this presentation is as of August 12, 2021.

This presentation contains non-GAAP financial measures and key metrics relating to the Company's past and expected future performance. You can find the reconciliation of these measures to the nearest comparable GAAP financial measures in the appendix at the end of this presentation.

Confidential I 2

Table of Contents 3 Confidential l Executive Summary 4 An Introduction to Box 7 Successfully Evolving Our Business and Delivering Strong Operational Improvements and Results 10 KKR - Led Investment and Subsequent “Dutch Auction” Self - Tender in the Best Interest of All Stockholders 29 Strong, Independent and Qualified Board to Oversee Strategy Taking Proactive Steps to Enhance Best - in - Class Corporate Governance 35 Starboard’s Demands are Not in the Interest of All Stockholders; Election of its Nominees Would be Destructive to Stockholder Va lue 43 Conclusion 56 Appendix 60

Executive Summary

World - Class Board and Leadership Team with t he Right Strategy to Drive Value for Stockholders 5 Confidential l Successfully Evolving Our Business to Drive Operational Results Accelerating Growth and Driving Margin Improvement Board Has Implemented Significant Board and Governance Changes  Added seven new independent directors since 2018, including three appointed pursuant to Starboard settlement  Formed Operating Committee to identify and recommend opportunities for growth and margin enhancement (includes two Starboard - approved directors), and Strategy Committee to conduct a comprehensive review of strategic options (includes all three directors appointed pursuant to the settlement with Starboard)  Separated Chair and CEO roles and appointed Starboard - approved director as independent Chair; adopted majority vote standard for election of directors (with proxy contest carve - out); and eliminated certain supermajority voting requirements, subject to stock holder approval  Keenly focused on reducing equity burn rate and continue to evolve compensation program incorporating stockholder feedback  W e’ve built a stronger foundation across products, customers, and g o - to - market (GTM) to drive sustainable operational improvements  Our investments in our platform have enabled multi - product, solution selling effort that is paying off and laying groundwork for continued growth  We’ve made significant operational changes to improve our margin profile, while investing to enhance efficiency and productivity  Re - acceleration of growth in recent quarters and continued improvements in profitability validate that our strategy and execution are working  Exceeded our Revenue growth + FCF margin target in FY 2021: 26.3% vs. target of 25%; also on pace to exceed FY 2022 target of 30% (1)  Strong Billings and RPO (2) growth support our re - acceleration story and are leading indicators for future growth  Raised guidance for FY 2022 Revenue by $ 14 million since FQ4 2021; FY 2022 Non - GAAP Operating Margin expected to be approximately 19.5%, an increase over previous guidance of 18% to 18.5%  Committed to achieving 12 - 16% Revenue Growth and Revenue Growth + FCF Margin of 40%+ in FY 2024, ending January 31, 2024 Notes: Free Cash Flow Margin is a non - GAAP financial measure . A reconciliation to its nearest GAAP financial measure can be found in the Appendix of this presentation. 1. Based on FY22E Revenue Growth + Free Cash Flow Margin guidance of at least 32% in preliminary results released on August 12, 2021. 2. Remaining performance obligations (RPO) represent, at a point in time, contracted revenue that has not yet been recognized. R PO consists of deferred revenue and backlog, offset by contract assets. Box does not consider RPO to be a non - GAAP financial measure because it is calculated in acc ordance with GAAP.

 Diverse skillsets and proven track records of helping public companies drive disciplined growth, profitability, and stockholder value  Global go - to - market strategy and business operations experience through all business cycles  Significant SaaS and enterprise software industry expertise as both operators and board members  Proven ability and willingness to pursue a sale of a company when it maximizes value for stockholders World - Class Board and Leadership Team with the Right Strategy to Drive Value for Stockholders (Cont.) 6 Confidential l Vastly Superior Nominees Compared to Starboard’s Slate Starboard is Close - Minded to Alternative Paths to Create Value Strong, Independent and Qualified Board to Oversee Strategy  Our nominees include a former public company CFO and 2019 Director of the Year of the National Association of Corporate Directors, a sitting public company CEO who has successfully scaled and led multiple multi - billion dollar SaaS and enterprise software businesses, and Box’s Co - founder & CEO who is a pioneer of cloud content management  Our nominees have nearly seven decades of SaaS and enterprise software experience, either as operators or board members and have helped create tens of billions of dollars in stockholder value through multiple company sale transactions  None of Starboard’s nominees have any SaaS or enterprise software experience as an executive or director  Starboard’s independent nominees have a dearth of public company experience  Starboard is behaving like an investor whose interests are not aligned with our other stockholders  Starboard has been myopic in its persistent demands over the past eight months – sell the Company or fire the CEO – and continues to be close - minded  Starboard abruptly withdrew its support for the Company’s path after a single quarter where Box provided revenue guidance that was 1.1% below consensus estimates but beat on all other guided metrics  We believe Peter Feld wants to be on the Board because our Board (including the two Starboard - approved directors) exercised independent judgment to act in the best interests of all stockholders rather than capitulate to Starboard’s demands  KKR brings substantial financial, operational, and strategic experience in enterprise software to the Box Board  Unanimously approved KKR - led investment is validation of Box’s strategy and the potential to create future value for all stockholders  Subsequent “Dutch auction” self - tender provided the opportunity for stockholders to sell at a materially higher price than the low twenties per share that Starboard indicated would be acceptable for a sale of the company Board Is Maximizing Stockholder Value Through KKR - Led Investment

An Introduction to Box

Scan Classify Share Collaborate Automate Sign Publish Retain Extend Ingest Box Overview • Founded in 2005; Headquartered in Redwood City, CA • Leading Cloud Content Management platform that enables organizations to manage and share content from anywhere or any device • Addressing one of the largest markets in software – $55Bn market for content storage, collaboration, management, security – with a differentiated and expanding product portfolio • Diversified, global customer base serving the world’s largest enterprises to small - and - medium sized businesses $771MM FY21 Revenue 100K+ Customers 96% Subscription Revenue 67% Fortune 500 Customers $120MM FY21 Free Cash Flow (1) 1,200+ Customers with >$ 100K in TAV 8 Confidential l Notes: 1. Free Cash Flow is a non - GAAP financial measure. A reconciliation to its nearest GAAP financial measure can be found in the Appendix of this presentation.

9 Category - Leading Cloud Content Management Platform Confidential l Differentiated Offering Competes Favorably Against Both Legacy and Cloud Vendors Note: Permission to use charts neither sought nor obtained. Emphasis added to identify Box.

Successfully Evolving Our Business and Delivering Strong Operational Improvements and Results

The Box of Today is Not the Box of 2019 Confidential l 11 • The majority of Starboard’s critiques of Box’s performance relates to periods prior to the March 2020 settlement agreement – Box’s Board and management team agreed that prior performance needed to be improved • This is why the Board entered into a settlement agreement with Starboard, which resulted in the appointment of three new directors, including Starboard - approved directors Bethany Mayer and Jack Lazar , and formed the Operating Committee, which included Ms. Mayer and Mr. Lazar, to work with the Company’s CEO and management to identify and recommend opportunities for improvement in growth and margin performance • Despite two years of engagement, Starboard had not previously provided its detailed operating suggestions until now, and Box is already executing a comprehensive strategy focused on growth and profitability that goes well beyond the suggestions in Starboard’s presentation • Starboard has repeatedly demonstrated that it is close - minded to the demonstrable progress already underway, and is attempting to obfuscate its value - destructive demands to sell the Company – indicating a price in the low twenties per share would be acceptable for a sale of the company – or to fire the CEO Box has made extensive changes to its business, Board, governance, and compensation practices since early 2020 Since early 2020, the reconstituted Board, Operating Committee and management team have taken extensive and concrete actions to drive stockholder value

49% 38% 64% 22% Box SaaS Peer Set Dropbox OpenText 80% 124% 54% 100% Box SaaS Peer Set Dropbox OpenText 110% 90% 89% 84% Box SaaS Peer Set Dropbox OpenText 40% (12%) 46% 17% Box SaaS Peer Set Dropbox OpenText While We are Not Satisfied with Our Long - Term Performance, Recent Total Stockholder Returns Reflect Support for Our Strategy Total Stockholder Return – Year to Date (1)(5) 12/31/2020 - Current (%) Total Stockholder Return – 1 - Year (1)(5) 8/11/2020 - Current (%) Total Stockholder Return – Since Box IPO (1)(5) 1/22/2015 (2) - Current (%) 12 Confidential l Total Stockholder Return – Since 03/2020 Starboard Settlement (1)(5) 3/23/2020 - Current (%) (3) (3) (3) (3) (4) (4) (4) (4) (4) (4) (4) (4) Notes: 1. Data as of August 11, 2021. 2. Box Total Stockholder Return (TSR) based on IPO price of $14.00 per share. Dropbox TSR based on IPO price of $21.00 and IPO date of 3/22/2018. TSR for comparable companies included in the SaaS Peer Set that completed their respective IPO after 1/22/2015, including Momentive, Nutanix , Solar Winds, and Zuora calculated as return based on IPO price per share. 3. SaaS Peer Set reflects companies identified in our proxy statement on page 12 of Box's Amended Form 10 - K for FY 2021 with regard to c ompensation benchmarking and are comparable with respect to industry, market capitalization, and growth trajectory . SaaS Peer Set includes 8x8, FireEye, Guidewire, HubSpot , New Relic, Nutanix, Qualys , Momentive, Solar Winds, Zendesk , and Zuora ; excludes Cloudera, Cornerstone OnDemand , Five9, Forescout , Proofpoint , and RealPage , which have entered into definitive agreements to be acquired and have or will cease trading upon closing. TSR calculated as median of comparable companies listed for the respective periods. Had the SaaS Peers excluded companies been included in the calculations, it would have resulted in YTD, 1YR, Since 3/2020, and Since IPO TSR of 13%, 46%, 95%, and 124%, respectively. 4. Comparisons to Dropbox and OpenText reflect publicly - traded companies with a substantial portion of their revenues generated by content management businesses that operate in similar markets and have business models and competitive dynamics similar to Box. 5. Comparisons to broad market indices or technology - specific indices are less appropriate given they either represent wide cross - sections of p ublicly traded companies, often with varying end markets, size profiles, and growth and profitability characteristics that may be less appropriate comparisons to Box or are dominated by a few large technology companies, rendering them a less appropriate TSR comparison for Box.

Revenue Performance vs. Consensus (%) (1) EPS Performance vs. Consensus (Cents) (1) Quarter In-Quarter Forward Quarter Guide In-Quarter Forward Quarter Guide Q3 FY20 1.4% Beat 0.4% Beat In-Line In-Line Q4 FY20 1.1% Beat 0.9% Beat $0.03 Beat $0.02 Beat Q1 FY21 0.9% Beat 0.7% Beat $0.05 Beat $0.05 Beat Q2 FY21 1.4% Beat 0.6% Beat $0.06 Beat $0.02 Beat Q3 FY21 0.9% Beat 1.1% Below $0.06 Beat $0.02 Beat Q4 FY21 1.2% Beat 0.7% Beat $0.05 Beat $0.01 Beat Q1 FY22 1.0% Beat 0.9% Beat $0.01 Beat N.A. (2) Q2 FY22 1.2% Beat 1.4% Beat Not Yet Disclosed Box’s Recent Track Record of Consistently Beating Market Expectations Confidential l 13 Notes: 1. In - Quarter Beat defined as actual revenue or EPS greater than Refinitiv consensus estimate by >0.1% or >$0.01 respectively; In - Line defined as within 0.1% or $0.01; Miss defined as actual revenue or EPS less than consensus by at least 0.1% or $0.01, respectively. Forward Quarter Guide beat defined as midpoint of guidance greater than Refinitiv consensus estimate by >0.1% or >$0.01 respectively; In - Line defined as within 0.1% or $0.01 of midpoint; Miss defined as guidan ce less than consensus by at least 0.1% or $ 0.01. EPS figures are Non - GAAP measurements. 2. Comparison of FQ1 2022 Forward Quarter Guide to consensus estimates is Not Applicable due to effects of KKR transaction not reflected in consensus estimates at the time of earnings announcement. 3. Non - GAAP EPS actuals for Q2 FY22 or forward guide for Q3 FY22 not yet disclosed in preliminary results released August 12, 2021. (3)

2.8x 4.4x 5.2x Starboard Settlement (3/24/2020) Post-KKR Transaction Announcement (4/9/2021) Current (8/11/2021) Expansion of Valuation Multiple Since the Starboard Settlement Enterprise Value / NTM Revenue 14 Confidential l (1) (2) (3) Notes: NTM revenue as reported by Refinitiv ; Capitalization taken from public company filings. 1. As of Box announcing Starboard Settlement on March 23, 2020 (data as of March 24, 2020); based on 174.5MM fully diluted shares (including outstanding RSUs and options) at a stock price of $12.29, $178MM of gross debt, no preferred stock, and cash of $196MM; NTM revenue of $773MM. 2. As of announcement of KKR - led investment in Box on April 9, 2021 (data as of April 9, 2021); based on 177.5MM fully diluted shares (including outstanding RSUs and options) at a stock price of $21.70, $455MM of gross debt, $500MM of preferred stock and cash of $1,082MM ; NTM revenue of $845MM. 3. As of August 11, 2021; based on 172.9MM fully diluted shares (pro forma for tender offer and 2.5MM shares repurchased in the open market and including outstanding RSUs and options) at a stock price of $ 25.26, $ 442MM of gross debt, $500MM of preferred stock and cash of $ 802 MM ; NTM revenue of $ 870MM.

Analysts Overwhelmingly Agree Our Strategy and Execution are Producing Results

Strong Strategy and Management has Delivered on Objectives…

KeyBanc Capital Markets May 27, 2021

"Box saw success with large deals, closing a F1Q record 59 +$100k deals (+48% y/y) vs. 40 a year ago as **Suites remains a driving force with a record 49% attach rate on +$100k deals**. More broadly Box is committed to the multi-product/upsell strategy, generating 59% of recurring revenue from customers with add-ons, **which we see expanding as Box pursues an add-on focused go-to-market model and net retention rate expansion."**

OPPENHEIMER May 28, 2021

"Overall, **we come away positive on Box's progress in both product and sales execution** and are comfortable incremental leverage can be gained (and progress made towards FY24 targets of 12-16% revenue growth/mid-20% OM) as Box adds quota carrying sales people, more focus is put on Suites traction…, and as **new features strengthen the product portfolio (especially Shield and Sign)."**

Executing Well, Striking a Healthy Balance Between Growth and Profitability…

JMP May 28, 2021

"Starboard has baulked at the company's lagging growth but yesterday's modest revenue upside backed by **nice billings and RPO growth suggests Box is executing on plans to accelerate growth.** Box's robust billings growth of 24% Y/Y… represented the highest growth in more than 3 years. **Growth will continue to benefit from improved retention, multi-product sales and an expanding number of >$100K deals."**

RAYMOND JAMES May 27, 2021

"… we think investors should take notice on BOX's execution against targets in recent quarters, which reference both improved growth AND margin expansion. With the suite approach resonating, improving productivity from its sales team, and a broadened product suite, **we would argue that visibility into the growth/margin profile is at an all-time high**."

…Leading to a Strong Outlook with Opportunities for Accelerating Growth

William Blair June 16, 2021

"Box Stand-alone Narrative: Our view remains that Box is still scratching the surface of its enterprise content management (ECM) opportunity, having created a broad and differentiated solution set (particularly with the addition of Shield, Relay, and most recently Sign) and a refined solution-selling motion, **which has led to growing attach rates for its Suites bundles."**

BERENBERG CAPITAL MARKETS June 2, 2021

"Leading growth indicators suggest that billings and RPO accelerated in the quarter, giving management greater confidence in its ability to accelerate revenue growth by FY2024. **Despite the YTD outperformance, we still believe Box remains undervalued given its superior platform, enterprise exposure, cash generation profile, and underappreciated opportunity to pursue strategic M&A."**

Note: Permission to use quotes neither sought nor obtained. Emphasis added to research report excerpts.

Starboard's presentation largely relies on analyst quotes from 2019

Confidential | 15

Box is Successfully Evolving its Business Building a stronger foundation across product, customer, and GTM to deliver against stated targets  Multi - year investments in product innovation, including Shield and Relay, resulting in award - winning , multi - product platform  Solution selling success reflected in strong attach rates for Suites in $100K+ Total Account Value deals, demonstrating strong customer uptake and meeting growing enterprise platform requirements 16 Confidential l Reaping the Benefits of Investments in Innovation Extending Platform Through Disciplined M&A Significant Progress in Improving Go - to - Market Efficiencies Greater Adoption and Customer Expansion Clear Strategy to Re - Accelerate Growth Driving Significant Improvement in Margins  Disciplined approach to M&A to accelerate innovation and expand into additional high - value use cases  Expanded our product portfolio with Box Sign, a native e - signature product offering, which is highly synergistic with existing product portfolio and customer workflows  Driving greater platform adoption across large customers, which demonstrate superior economics across deal values, retention, expansion, and margins  Re - acceleration supported by recent improvements in net retention rates and strong growth among large customers  Go - to - market initiatives have improved productivity and efficiency, with a 13% improvement YoY in FY 2021  Sales and Marketing as percentage of Revenue declined 10 percentage points from FY 2020 to FY 2021  Focused on delivering significant cost reduction across all operating expense categories in FY 2021 and beyond  As of Q2 FY22E , Non - GAAP Operating Margins were 18.3% on a trailing 12 months basis, improving 10 percentage points YoY (1)  FY22E guidance for Non - GAAP Operating Margins is approximately 19.5% YoY (1)  Box now has the product portfolio, Board and management, and revamped go - to - market engine to support re - acceleration  Strong Billings and RPO growth, which are leading indicators of revenue growth, highlight fundamental strength of the busines s  Re - accelerating revenue growth is top management priority with a commitment to achieve 12 - 16% growth in FY 2024 3 2 4 1 5 6 Notes: 1. Based on FQ2 2022E preliminary results released on August 12, 2021.

1 Reaping the Benefits of Investment in Product Innovation

Executing on product roadmap to drive differentiation, adoption, expansion, and lifetime value



Box Shuttle
Box Sign
Box Shield
Box Relay
Box GxP Validation
Box Platform
Box Zones
Box Governance
Box KeySafe
Box Core
FY05
FY16
FY17
FY18
FY19
FY20
FY21
FY22
Enterprise File Sync and Share
Cloud Content Management

Confidential | 17

Shift to Multi - Product Solution Selling is Paying Off Consistent improvement in attach rates demonstrates platform’s enhanced strategic value Attach Rates for Box Suites (Multi - Product Pricing Plans) for $100K+ Deals (1) 10% 70%+ Q2 FY20 Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Q2 FY22E Confidential l 18 1 Notes: 1. Q2 FY22E based on preliminary results released on August 12, 2021.

“ Furthermore, the addition of Box Sign (stemming from the recent SignRequest acquisition) should not only provide improved functionality to the core platform , but also create monetization opportunities for higher tier use - cases that require native e - signature capabilities.” Prudent, Strategic M&A to Extend Platform Functionality Box Sign Simple, secure e - signatures where content lives New high - value use cases increase customer engagement and stickiness March 12, 2021 Confidential l 19 2 “ We see this acquisition as strategic as it represents an incremental improvement in Box's positioning for the Future of Work , bolsters the platform's native content and workflow automation features, and has the potential to drive adoption of Box's higher priced Business and Enterprise plans, aligning to its emphasis on the upsell motion to existing customers .” February 3, 2021 x Accelerate innovation and product roadmap x Deliver new high - value workflows to customers x Enhance existing platform capabilities x Accretive / neutral to overall growth and margin Disciplined Approach to Tactical M&A Note: Permission to use quotes neither sought nor obtained. Emphasis added research report excerpts.

Customers adopting one or more add - on products exhibit ~20 point higher net retention , ~ 10 point higher gross margin, and ~7X higher average Annual Recurring Revenue than Core - only customers 20 Total Account Value & % of Total Core Only Core with 1 add - on Core with 2+ add - ons (matured from Core Only or Core w/ 1 add - on) FY19 FY20 FY21 17% 28% 55% 24% 28% 4 8% 36% 22% 41 % Core with 2+ add - ons Strong Customer Economics and Upsell 3 Confidential l Note: Box fiscal year ends January.

Re - Accelerating Customer Momentum and Expansion COVID’s impact on customer metrics only transitory as strength of underlying execution drives recent results Quarterly Net Retention Rate 105% 104% 104% 107% 106% 103% 102% 103% 106% (1) Q2 FY20 Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Q2 FY22E 21 Confidential l 3 Growth of $100K+ Deals 85 107 104 133 (1) 1H FY19 1H FY20 1H FY21 1H FY22 26% (3%) 28% YOY Growth Rate Despite COVID - related challenges in FY’21, recent results show the our strategy to revamp our GTM engine producing results Notes: Box fiscal year ends January. 1. As reported in preliminary results released on August 12, 2021. COVID Period: CY 2020 COVID Period: CY 2020 Strong momentum in FY 2021 driving net retention rates to relative highs

Sales productivity • Double digit improvement in Enterprise bookings per AE YoY • Increased account executive tenures drives higher productivity • Simplifying sales motion via Suites and repeatable use cases • Targeting investments in our most productive geographies and segments Sales & marketing leverage • Reduced sales overlays and reallocated resources • Digital sales and marketing investments improve efficiency • Customer expansion and renewals drive greater profitability Increased Efficiency and Productivity in GTM Efforts 54% 45% 40% 30% FY18 FY19 FY20 FY21 S&M Spend as a % of Revenue 22 Note: Box fiscal year ends January. Sales and marketing expenses as a percentage of revenue are presented on a Non - GAAP basis. A reconciliation to the nearest GAAP financial measures can be found in the Appendix of this presentation. Intense management focus to improve GTM engine resulting in significant S&M leverage Confidential l 4

Continued Strong Gains in Salesforce Productivity 23 Board and management have made significant investments to improve productivity and efficiency Confidential l 4 1H FY20 1H FY21 1H FY22 1H FY20 1H FY21 1H FY22 1H FY20 1H FY21 1H FY22 Average Productivity by Rep by Segments Enterprise Commercial Total 1H FY20 1H FY21 1H FY22 Notes: Box fiscal year ends January . 1. Percent improvement based on 2 year period from 1H FY20 to 1H FY22E.

Delivering Scaled Growth and Enhanced Profitability Significant progress on our balanced approach to growing the business profitably Quarterly Revenue ($ MM) (1) $148 ~$214 Q2 FY19 Q2 FY22E TTM Non - GAAP Operating Margin ($ MM) (2) ($40) Q2 FY19 Q2 FY22E 24 (7.3%) ~18.3% Confidential l 5 Notes: Box fiscal year ends January . 1. Based on Q2 FY22E revenue of approximately $214M in preliminary results released on August 12, 2021. 2. Based on Q2 FY22E operating margin of approximately 20% in preliminary results released on August 12, 2021 . A reconciliation of Non - GAAP Operating Profit to its nearest GAAP financial measure can be found in the Appendix of this presentation. 3. CAGR based on period from Q2 FY19 to Q2 FY22E. Q2 FY22E margin of 20%

Optimizing Costs to Accelerate Margin Expansion Disciplined efforts across the business to reduce underlying cost structure Workforce Strategy • Disciplined in headcount expenses • Leveraging lower cost regions to drive savings Gross Margin Improvements • Completed data center migration mid - FY21 to eliminate dual costs • Driving higher margins via add - on product sales • Optimizing infrastructure (e.g. public cloud, search, cold storage ) Operational Rigor Drives Cost Reductions • Reducing spend in areas not supporting growth • Benefitting from investments in system automation • Focusing on ROI and customer needs for new product development (18%) (11%) (2%) 1% 15% FY17 FY18 FY19 FY20 FY21 FY22E Non - GAAP Operating Margin (% of Revenue) 25 Confidential l 5 ~19.5% (1) Notes: Box fiscal year ends January. 1. Based on FY22E Non - GAAP operating margin guidance of approximately 19.5% from preliminary results released on August 12, 2021 .

13.6% 12.1% 12.6% 11.4% 10.6% 8.3% 10.3% 11.3% (1) Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Q2 FY22E Q3 FY22E Q4 FY22E Business Well Positioned to Support Growth Acceleration Success in rolling out multi - product strategy and streamlined GTM driving sustainable growth YoY% Quarterly Revenue Growth 26 Confidential l 6 Notes: Box fiscal year ends January. 1. Based on Q2 FY22E revenue of approximately $214MM in preliminary results released on August 12, 2021. 2. Q3 FY22E Guidance Midpoint calculated on the midpoint of the revenue guidance of $218MM - $219MM; Q4 FY22E Guidance Midpoint calculated on the midpoint of Q3 FY22E revenue guidance of $218MM - $219MM and FY 2022 revenue guidance of $ 856MM - 860MM in the preliminary results released August 12, 2021. Guidance Midpoint (2) ~11.5% ~12.1% Starboard demands sale of the company at the trough

Strong Billings and RPO Growth Validate Strategy Forward metrics signify increased revenue visibility and growth re - acceleration Notes: Box fiscal year ends January. 1. Reconciliations of billings to revenue, deferred revenue, and contract assets calculated in accordance with GAAP can be found in the Appendix of this presentation. 2. Remaining performance obligations (RPO) represent, at a point in time, contracted revenue that has not yet been recognized. R PO consists of deferred revenue and backlog, offset by contract assets. Box does not consider RPO to be a non - GAAP financial measure because it is calculated in accordance with GAAP. 3. Based on Q2 FY22E billings of approximately $213MM in preliminary results released on August 12, 2021. 27 YoY Billings Growth % (1) 10.5% 18.6% 8.2% 9.2% 7.9% 10.1% 24.5% ~ 12.8% (3) Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Q2 FY22E YoY RPO Growth % (2) 4.7% 11.9% 13.4% 13.5% 18.9% 16.8% 19.7% Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Confidential l Q2 FY22E billings growth exceeded expectations of mid - single digits 6 Q1 FY22 billings growth exceeded prior expectations of high teens Strong RPO increases revenue visibility and confidence in stated financial targets

Revenue Growth + Free Cash Flow Margin (1) 28 ~ 25% 30% + 35% + 40% + 26.3% 32%+ FY21 FY22 FY23 FY24 Stated Target Actual Confidential l Notes: Box fiscal year ends January. 1. Free Cash Flow Margin is a Non - GAAP financial measure . A reconciliation to its nearest GAAP financial measure can be found in the Appendix of this presentation. 2. Based on FY22E Revenue Growth + Free Cash Flow Margin guidance of at least 32% from preliminary results released on August 12, 2021 . Revised FY22E guidance puts Box on pace to exceed stated target for second consecutive year Committed to Exceeding Growth and Profitability Targets Executing a clear and compelling strategy to drive financial results 6 (2) Guidance

KKR - Led Investment and Subsequent “Dutch Auction” Self - Tender in the Best Interest of All Stockholders

KKR Investment Brings Significant Strategic Value to Box 30 Confidential l  KKR is motivated to see stockholder returns exceed $27  John Park brings valuable experience as a seasoned board member of numerous leading enterprise software and SaaS companies  John Park will serve as a director on the Board and on the Audit and Compensation Committees  KKR has proven track record of partnering successfully with companies to drive growth and create value over long horizons  KKR investment brings potential to access KKR’s network to help scale Box’s operations, M&A and growth Substantial experience advising and supporting software and SaaS companies KKR investment is about supporting and accelerating Box’s strategy and growth Note: Box does not have rights to the logos shown above; rights to these logos belong to their respective companies and not KKR or Box.

Positive Analyst Reaction to KKR - Led Investment; Stock Price Increase Since Announcement Note: Market data as of August 11, 2021. Emphasis added to research report excerpts. 31 Confidential l Analysts cite 1 - day s tock p rice d rop d riven by removal of M&A speculation January 15, 2021 Strategic review process begins February 23, 2021 Reuters releases article that Starboard is preparing board challenge and wants Box to explore potential sale March 2, 2021 Announces Q4 Earnings March 22, 2021 Reuters article speculating M&A transaction April 8, 2021 Announces KKR - led investment and expected self - tender offer May 27, 2021 Announces Q1 Earnings June 30, 2021 Tender Offer executed at $25.75 +$3.26 / 15% Since KKR Investment Announcement “Box saw [the KKR investment] as a unique opportunity to add a key strategic partner with a LT investment horizon without diluting the existing shareholder base - we see the negative market reaction today as a result of the reduced M&A outlook following this investment .” “ Clearly KKR did its due diligence and has come away bullish on Box’s future stock upside potential, suggesting the recent strong underlying demand patterns are likely to persist …we see the news as incrementally positive for Box and pointing to solid fundamentals .” “ We understand Box has largely been a “show me” story over the last several years, although the FY21 execution has been ahead of Street estimates with a consistent improvement in margin profile . With Box further endorsing it’s FY24 targets, we see little to disrupt that momentum, although the path to multiple expansion may take a bump in the road as the recent takeout speculation abates” - April 8, 2021 - April 14, 2021 - April 8, 2021 $25.26 $15.00 $17.00 $19.00 $21.00 $23.00 $25.00 $27.00 $29.00 Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21

KKR - Led Investment Was Result of Robust Process Focused on Maximizing Value for Stockholders 32 Confidential l The 4 - member Strategy Committee of our Board – which included all three directors appointed to the Board pursuant to the March 2020 settlement agreement with Starboard – led a multi - month comprehensive review of strategic options to drive stockholder value, which included exploring a potential sale of the entire Company We believe the KKR - led investment is a meaningful factor in our stock price performance since the announcement of the transaction Note: Market data as of August 11, 2021. Multi - month Comprehensive Review Range of Strategic Options Unanimously Recommended and Approved Validation of Future Value Creation The range of strategic options reviewed was a result of outreach to a number of potential counterparties, including both strategic acquirors and financial sponsors , contacted by our financial advisor After the conclusion of the strategic review, the Strategy Committee unanimously recommended, and the full Board unanimously agreed , to approve the KKR - led investment and subsequent “Dutch auction” self - tender because, coupled with continuing to execute the Company’s strategic plan, it was in the best interest of all stockholders and the path that th e Board believed would maximize value for all stockholders The investment at a $27 per share conversion price by KKR, one of the world’s leading technology investors, is validation to the market of Box’s strategy and the potential to create future value for all stockholders as we build upon the progress made over the past year, and we believe is a meaningful factor in Box’s stock price performance (+$3.26 / 15%) since the announcement of the transaction

Investment Provided Stockholder - Friendly Optionality 33 Confidential l Satisfies Buyback Requested by Stockholders Equitable Treatment for All Stockholders • Provided the opportunity for stockholders to sell their stock at a materially higher price than the low twenties per share that Starboard indicated would be acceptable for a sale of the company • Opportunity for stockholders to monetize position at an attractive price vs. recent trading history • Those with conviction in strategy can benefit in any upside potential alongside committed investor in KKR Intensely Negotiated for Benefit of All Stockholders Tender Price W as at Attractive Level vs. Last 2 Years $10.00 $13.00 $16.00 $19.00 $22.00 $25.00 $28.00 Jul-19 Jul-21 Stock Price (Weekly) KKR - Led Investment Tender Price: $25.75 Investment Made on Fair Terms • Terms of KKR - led investment in line with precedent investments and fair for both parties • Conversion price of $27 equates to 47% premium to 1 - year average stock price; financing done in position of strength Tender Executed in Prudent Manner • Subscription rate of 48% on the tender reflects price discipline on the part of the Board to conduct buyback in manner that benefits all stockholders Final Tender Results on 6/30/2021 Disciplined Use of Proceeds • Remaining proceeds are being used to repurchase stock in a disciplined manner • Company has repurchased 2.5MM shares at an average price of $23.68 subsequent to the tender offer

KKR - Led Investment and Subsequent Repurchases Designed to Be Dilution Neutral t o Stockholders 34 Confidential l Box continues to repurchase shares with the proceeds from the KKR - led investment • Repurchases occurring below preferred conversion price of $27 ̶ 9.25MM shares repurchased at $25.75 per share via tender offer ̶ An additional 2.5MM shares already repurchased subsequently as part of open market purchases at an average price of $23.68 per share 1 Intention remains for combination of transactions to be dilution - neutral to stockholders 2 Stockholders “voted” in the tender; dilution isn’t primary concern 3 • KKR - led investment conversion price of $27 signifies KKR’s conviction in upside • ~95% of stockholders eligible to participate in tender offer chose not to; implies a substantial portion of Box stockholders have conviction that Box’s stock price will exceed tender price of $25.75 • Board immediately authorized remaining unused portion allocated to tender for opportunistic buyback • Remainder of the authorized buyback would need to be completed at an average price of $29.94 to result in average price of $27 for the entire $500 million of proceeds (1) Notes: 1. Calculation based on 18.5MM underlying shares being issued as part of the KKR - led investment at a $27 conversion price, 9.25MM shares successfully tendered at $25.75, and 2.5MM shares repurchased as part of the authorized open market repurchase at an average price of $23.68. Preferred stock conversion p rice Post - tender offer repurchase price of 2.5MM shares through 8/11/21 $ 27.00 $ 25.75 $23.68 Tender offer p rice

Strong, Independent and Qualified Board to Oversee Strategy Taking Proactive Steps to Enhance Best - in - Class Corporate Governance

Significantly Refreshed and Diverse Board Valuing Stockholder Views 40% Of Our Directors Are Women 7 of 9 Independent Directors Have Joined Since 2018 5 / 3 Year Average / Median Director Tenure Settlement Agreement with Starboard Value 2017 2018 2019 2020 2021 Average Tenure (Years) (1) 8.0 7.9 8.2 4.9 5.1 % Gender Diversity (1) 11.1% 33.3% 33.3% 44.4% 40.0% Sue Barsamian Chair of Operating Committee Kim Hammonds Peter Leav Jack Lazar Chair of Audit Committee Carl Bass Bethany Mayer Board Chair and Chair of Compensation Committee 2 director additions 1 director addition 3 director additions Starboard - approved directors hold a majority of Board leadership positions and also serve on the Operating Committee and Strategy Committee 1 director addition John Park (2) 36 Confidential l 3 of 4 Standing Board Committees Chaired by Women Notes: 1. Average tenure and gender diversity for 2015 – 2020 based on Board composition at end of each calendar year; 2021 calculated as of September 9 Annual Meeting date. 2. Appointed through KKR strategic partnership. 10 - member Board with appointment of John Park

Highly Qualified Board for SaaS and Enterprise Software Company Focused on Growth and Profitability Sue Barsamian (Class III / 2018) • Former Sales and Marketing Officer of HPE Software at Hewlett Packard Enterprise • Former General Manager of Enterprise Cybersecurity Products at Hewlett Packard Enterprise • Skills / Experiences: Executive management and leadership, technology, operations, go - to - market strategy • Other P ublic Boards: Five9 Inc ., NortonLifeLock Carl Bass (Class III / 2020) • Former President, CEO and Director of Autodesk, Inc. • Skills / Experiences: Executive management and leadership, technology, operations, enterprise IT • Other Public Boards: Agile Growth Corp., Ouster, Zendesk Kim Hammonds (Class II / 2018) • Formerly served in numerous senior executive positions at Deutsche Bank and Boeing heading their respective Global Operations, and IT departments • Skills / Experiences: Executive management and leadership, technology, operations, enterprise IT • Other P ublic Boards : Tenable Holdings, UiPath , Zoom Dana Evan (Class I / 2011) – Former Lead Director • Former CFO of VeriSign, Inc. • Former Venture Partner at Icon Ventures • Skills / Experiences: Executive management and leadership, technology, operations, finance /investment/accounting • Other Public Boards : Domo, Farfetch, Momentive Global (formerly SurveyMonkey ), Proofpoint (1) Peter Leav (Class I / 2019) • President , CEO and Director of McAfee Corp. • Former President, CEO and Director of BMC Software, Inc. • Former President, CEO and Director of Polycom, Inc . • Skills / Experiences: Executive management and leadership, technology, operations, go - to - market strategy • Other Public Boards : McAfee Corp. Jack Lazar (Class III / 2020) • Former CFO at GoPro, Inc. • Former Senior Vice President, Corporate Development and General Manager at Qualcomm Atheros, Inc . • Skills / Experiences: Executive management and leadership, technology, operations, finance/investment/accounting • Other Public Boards: Casper Sleep, Resideo Technologies , Silicon Labs, ThredUP Inc . Dan Levin (Class II / 2010) • Chief Executive Officer of Degreed, Inc . • Former President and Chief Operating Officer of Box • Former Vice President and General Manager, Healthcare at Intuit Inc. • Skills / Experiences: Executive management and leadership, technology, operations Aaron Levie (Class I / 2005) • Co - founder and CEO of Box • Former Chairman of Box • Skills / Experiences: Management and leadership, technology, go - to - market strategy %HWKDQ\0D\HU &ODVV,,   Ҕ  &KDLU ‡ )RUPHU3UHVLGHQW&(2DQG'LUHFWRURI,[LD ‡ ([HFXWLYH$GYLVRUZLWK 6LULV  &DSLWDO*URXS//& ‡ )RUPHUVHQLRUH[HFXWLYHDW6HPSUD(QHUJ\+3%OXH&RDW 6\VWHPV&LVFRDQG$SSOH&RPSXWHU ‡ 6NLOOV([SHULHQFHV([HFXWLYHPDQDJHPHQWDQGOHDGHUVKLS WHFKQRORJ\RSHUDWLRQVILQDQFHLQYHVWPHQWDFFRXQWLQJ ‡ 2WKHU3XEOLF%RDUGV/$05HVHDUFK0DUYHOO7HFKQRORJ\ 6HPSUD(QHUJ\ John Park (Class II I / 2021 ) • Partner of Kohlberg Kravis Roberts & Co. L.P. and Head of Americas Technology Private Equity • Skills / Experiences : Executive management and leadership, technology, operations, enterprise IT, finance/investment/accounting S C O A N N 2 A O C F C O A & Confidential l 37 A Operating Committee N C F /HJHQG  Non - Employee Audit Committee Compensation Committee Nominating and Corporate Governance Committee Financial Expert Joined Since 2018 O &RPPLWWHH&KDLU Strategy Committee S N S S S F ) Notes: 1. Announced it would be acquired by Thoma Bravo for $12.3 billion (expected to close in Q3 CY2021 )

Box’s Directors Have a History of Supporting Sales of Their Companies When Doing So Maximizes Stockholder Value 38 Confidential l $35.7 billion Kimberly Hammonds $12.4 billion (1) Dana Evan $7.7 billion Carl Bass   ELOOLRQ -DFN/D]DU $6.5 billion Sue Barsamian $3.3 billion Kimberly Hammonds Sue Barsamian $3.6 billion Jack Lazar $1.9 billion Peter Leav $1.8 billion Dana Evan $1.7 billion Bethany Mayer $1.4 billion Carl Bass   ELOOLRQ 'DQD(YDQ $1.3 billion Carl Bass $1.1 billion Sue Barsamian $1.1 billion Jack Lazar $899 million Dana Evan $629 million Jack Lazar $487 million Dana Evan $333 million Carl Bass   PLOOLRQ &DUO%DVV $18 million Carl Bass Undisclosed Transaction Value Carl Bass Undisclosed Transaction Value Kimberly Hammonds Undisclosed Transaction Value Jack Lazar Undisclosed Transaction Value Peter Leav Books That Work Undisclosed Transaction Value Dan Levin 8QGLVFORVHG 7UDQVDFWLRQ9DOXH %HWKDQ\0D\HU Notes: 1. Subject to regulatory approvals and final closing. Box’s directors have been involved as board members or C - suite executives in at least 27 company sale transactions (including at least 14 public companies) with a combined transaction value of ~$95 billion

Commitment to High Standards of Corporate Governance Recent and Ongoing Enhancements Eliminated Dual Class Structure in 2018 Eliminated Supermajority Vote Requirement to Amend the Bylaws Updated Corporate Governance Guidelines $GRSWHG1(2'LUHFWRU6WRFN2ZQHUVKLS*XLGHOLQHV • 10 - member Board with average tenure of ~5 years • Board committees comprised of only independent directors, with three of four standing committees chaired by women. Independent directors meet in regular executive sessions during Board meetings without management present • Updated our Corporate Governance Guidelines in 2021 to: − Add a director resignation policy for incumbent directors who fail to receive a majority of votes cast in an uncontested election − Add considerations for Board diversity − Provide more detail on the responsibilities and duties of the Chair of the Board − Demonstrate the Board’s commitment to Board refreshment by seeking to maintain an average tenure for the independent directors of 10 years or less • Adopted clawback policy • Annual CEO performance evaluation and examination of emergency CEO / succession plan 39 Confidential l Separated Chair / CEO Roles with Independent Chair Introduced Majority Voting in Uncontested Director Elections Increased Disclosure of Environmental and Social Initiatives on a Dedicated Part of Our Website

Compensation Program Promotes Executive Alignment with Stockholder Interests

CEO Compensation That is Fully Aligned with All Stockholders

With very modest annual compensation relative to peers, Aaron Levie's reward for performance is almost entirely linked to the appreciation of his ~$100 million stake in our Company

Total CEO Compensation (1)
FY 2016 – FY 2020
($MM)



$4.4
$28.6
$25.1
Box
SaaS Peer Set Average (2)
SaaS Peer Set Median (2)

Aaron Levie's total compensation aggregated over the last five fiscal years is **~5.5x less** than the SaaS peer set average and **~4.7x less** than the SaaS peer set median. Aaron Levie's compensation is almost entirely driven by Box's TSR.

Provisions and Philosophy That Encourage Long-Term Value Creation

- ✓ CEO has historically directed any equity awards that would have otherwise been granted to him be re-allocated to the overall equity budget used for issuance to our employees
  - CEO preference to also receive modest short-term compensation in order to allow Company to invest in other areas of the business
  - Low historical CEO pay ratio of below 2:1
- ✓ Metrics selected for annual incentives that directly link to company financial objectives (revenue and adjusted operating income)
- ✓ Goals for the annual incentive metrics are set at levels determined to be challenging and requiring substantial skill and effort by senior management
- ✓ Board employs discretion to improve alignment with shareholder outcomes when deemed appropriate
- ✓ Caps on total payouts to manage potential incentive compensation windfalls
- ✓ Stock ownership guidelines
- ✓ Robust anti-hedging and anti-pledging policies apply to all employees and directors
- ✓ Limited accelerated vesting in circumstances such as upon termination or change in control
- ✓ Provide stockholders an annual Say-on-Pay vote

The new Compensation Committee Chair, Bethany Mayer, and the entire Committee are committed to reducing the compensation program's equity burn rate and remain open to stockholder feedback as the Company continues to enhance its compensation program

Confidential | 40

Box’s Board and Reconstituted Compensation Committee a re Actively and Appropriately Overseeing Compensation Program Compensation program will continue to evolve taking into account stockholder feedback Starboard Topic Disclosure x The number of NEOs is determined by SEC rules and regulations x The mix of equity and cash for our other executives is similar to that of our NEOs Annual Short - Term Incentive Compensation 9 7DUJHWV IRU1RQ  *$$3RSHUDWLQJPDUJLQWRRNLQWRDFFRXQWWKDWWKHIRUPRISD\RXWZRXOGEH568V 9 7KH&RPSHQVDWLRQ&RPPLWWHHH[SHFWVWRPLJUDWHWRZDUGVFDVKSD\RXWV QH[W\HDU Long - Term Equity Compensation Equity Burn Employee Stock Purchase Plan (ESPP) x Changes to fiscal 2021 compensation program fo r NEOs , including long - term grants being made in time - based RSUs only, were in response to market uncertainty driven by COVID - 19 pandemic; this was plainly disclosed x Many companies adjusted compensation programs to improve executive team stability and compensation predictability in light of ma rket volatility; many investors were supportive of these adjustments x The Compensation Committee expects to reinstitute performance - based awards next year for NEOs x The ESPP design is within market practice for new technology companies x The plan is fully compliant with proxy advisor policies (1) x Box’s broad - based equity - focused compensation program encourages employee investment in company success and is aligned to stockholder interests x The Compensation Committee has been keenly focused on reducing its net burn rate, which has already decreased from 5.4% in FY 2020 to 4.1% in FY 2021 x Stock - based compensation (SBC) is recognized over the four year vesting period, resulting in a delayed impact of the reduced bur n rate in SBC while any cash component is expensed immediately 41 &RQILGHQWLDOO Box’s Compensation Actions Negative Discretion x Actions show the Compensation Committee’s understanding of how compensation can be used to drive value and demonstrate active management of pay and performance alignment Notes: 1. Assumes stockholders approve the current proposal to amend the ESPP plan at the 2021 Annual Meeting.

Box’s Board and Reconstituted Compensation Committee Have Been Keenly Focused on Burn Rate 42 Confidential l 7KHUHLVDGHOD\EHWZHHQUHGXFHGEXUQUDWHDQGUHGXFHGUHSRUWHGVWRFN  EDVHGFRPSHQVDWLRQH[SHQVH • Since the beginning of 2020, the Box Board made substantial changes to personnel responsible for overseeing compensation programs o Bethany Mayer began acting as Compensation Committee Chair starting at the Compensation Committee meeting in June 2020 o The average tenure of the members of the Compensation Committee is now less than 2 years o Box appointed a new Chief People Officer in March 2020 • The focus on burn rate has had an immediate impact o The net burn rate in FY21 was 4.1%, a decrease from 5.4% in FY20 o Box’s net burn rate was at the 64th percentile of peers in FY21 , down from the >75th percentile in FY20 • The Compensation Committee remains focused on further reducing the burn rate • Accounting rules result in a delay in the reduced burn rate impacting stock based compensation (SBC) o Due to the four - year vesting schedule for long - term equity awards , SBC is expensed over four years ̶ As a result, the impact of the lower net burn rate in FY 2021 will have an impact on SBC that is reported between FY 2021 and FY 2025 o Furthermore, there is only a partial impact on SBC in the initial year of a grant since these grants are made over the course of year rather than on the first day of the year 4.7% 4.9% 5.4% 4.1% 3.9% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% FY 2018 FY 2019 FY 2020 FY 2021 FY 2022 Budget Box vs. Peer Group Net Burn Rate   3.1% 4.8% 25th 50th 75th 3 - Year Average of Peer Group Percentiles Notes: 1. Net burn rate is calculated by dividing the number of shares given as compensation in the fiscal year by the total number of shares outstandin g at the end of the fiscal year.

Starboard’s Demands are Not in the Interest of All Stockholders; Election of its Nominees Would be Destructive to Stockholder Value

Box Has Attempted to Work with Starboard Since Their Arrival

- Prior to 2020, Box grew its revenue base but decelerating growth rates and negative operating margins weighed on the performance of the Company and its stock price.
- Starboard contacted the Company in mid-2019. **The Box Board agreed with Starboard that changes were needed and engaged constructively with Starboard to reach an agreement about the level of change that was most beneficial to all Box stockholders.** In early 2020, the Board and Starboard entered into a settlement agreement that brought about several changes, including the following:
  - **Three new directors were added**, including two directors, Jack Lazar and Bethany Mayer, specifically approved by Starboard.
  - **An operating committee was formed and included the two Starboard-approved directors and Sue Barsamian, a third director who is on the Board of NortonLifeLock with Peter Feld.** The Operating Committee was charged with helping management identify and recommend opportunities for growth and margin enhancement.
- **The reconstituted Board, Operating Committee and management team attacked head-on the problems that were confronting Box. Starboard initially applauded the Company's efforts.** However, two quarters later in December 2020, where we lowered revenue guidance by only 1.1% vs. consensus estimates and beat on all other guided metrics, Starboard abruptly demanded that the Company review strategic alternatives or fire the CEO, or else face a proxy contest from Starboard. **There was no other path that was acceptable to Starboard.**

(Continued on the next page)

Confidential | 44

Box Has Attempted to Work with Starboard Since Their Arrival (Cont.) 45 Confidential l • In early 2021, the Board evaluated its strategic alternatives as the management team continued to execute the Company’s plan to improve the business. The Board formed a Strategy Committee that included Mr. Lazar and Ms. Mayer. o After reviewing the Company’s strategic options, as requested by Starboard, the Board unanimously approved a value - enhancing transaction with KKR and accompanying self - tender that provided several benefits to stockholders and has been well - received by the market. o At the same time, the Board and management team continued to transform the Company , modifying the Board’s leadership structure, improving the Company’s governance and continuing to progress against the Company’s strategic plan. • The impact of these actions has been apparent in the Company’s improved performance . However , the Board and management team are not standing still – additional progress is underway. • The Board has made a number of efforts to reach a settlement with Starboard without success, including appointing one of the independent candidates nominated by Starboard to the Board. Starboard has indicated on a number of occasions that any settlement must have a provision for Peter Feld’s addition to the Board. • The Board continues to be open to any mutually agreeable resolution. Starboard, however, has demonstrated no ability to be op en - minded towards alternate paths to create value other than its repeated demands to sell the Company or fire the CEO. Instead, Starboard ignores the progress the Company has made and continues with its proxy contest with the sole and express purpose of putting Peter Feld on th e Board. • We believe Peter Feld wants to be on the Board because the Box Board of Directors (including the two Starboard - approved directors) exercised independent judgment to act in the best interests of all stockholders rather than capitulate to Starboard’s demands .

Starboard is Not Aligned with All Stockholders

Ignoring Consistent Progress	• Starboard is ignoring consistent progress, has been close-minded to new information and is behaving like an investor whose interests are not aligned with other stockholders
Abruptly Called for Sale	• Starboard abruptly reversed course and called for a sale of the Company in December after praising our operational improvement in the preceding months • Starboard indicated a price in the low twenties would be acceptable to them for a sale of the company
Has Repeatedly Demanded Firing of CEO in Absence of Sale	• Starboard demanded that, in the absence of a sale of the Company, we would have to fire our CEO or else they would launch a proxy contest and later indicated that they would stop the fight if our CEO was replaced
Criticized Value-Enhancing Investment	• Starboard has publicly criticized value-enhancing KKR-led investment while privately seeking to participate in it

Confidential | 46

Box Has Already Identified and is Executing Starboard's Newly Disclosed Recommendations for Operational Improvement

The Operating Committee and management team conducted a thorough assessment in the summer of 2020 with the assistance of a top-tier consulting firm

Box Initiatives Already Underway

- ✓ Box has transformed its go-to-market organization and processes over the last two years, including restructuring its sales organization and reducing overlays in late FY 2020 to drive accelerated revenue growth, and continues to make steady improvements to pricing and packaging, demand generation marketing, targeted segment and geographic investments, vertical strategy, sales enablement, and more
- ✓ Box relies heavily on customer health scoring for all customer-facing efforts, which encompasses product activity and usage metrics, customer satisfaction levels, executive relationship health, and more
- ✓ Box has substantially improved sales efficiency and sales productivity by focusing on cross-selling, helping to drive four percentage point improvement in net retention rate YTD, doubling down in key industry verticals, improving territory planning and account coverage, and focusing on key partner relationships
- ✓ Box has put greater focus on sales enablement and operational processes to drive faster ramp-up time for sales representative productivity and onboarding, greater forecasting accuracy, and greater sales predictability, as well as re-focusing investments in high-productivity regions and segments
- ✓ Box is in the midst of a multi-year software and hardware initiative to move away from Box-managed data centers to the public cloud, where Box has executed significant cost improvements and economies of scale

(Box initiatives continued on the next page)

Confidential | 47

Box Has Already Identified and is Executing Starboard's Newly Disclosed Recommendations for Operational Improvement (Cont.)

Box Initiatives Already Underway

- ✓ Box's usage and data volumes have increased at accelerated rates and have driven significant cost improvements to our infrastructure even as we are in the midst of an aggressive move toward the public cloud to improve long-term gross margins and efficiency
- ✓ Cost benefits will further materialize as Box fully moves out of its data centers, leases expire, and existing infrastructure can be retired, representing a long-term tailwind to gross margin
- ✓ Two years ago, Box identified that it needed to sell multi-product solutions to customers instead of individual add-on products and has since undergone a significant shift toward selling multi-product Suites that are now the core of its sales motion, with Suites attach rates increasing from 30%+ in Q2 FY21 to 70%+ in Q2 FY22E [1]
- ✓ Box continues to focus on organic development capabilities, including expanding its engineering in Poland, as well as pursuing a disciplined M&A strategy to acquire leading IP and technology to accelerate its roadmap, such as the acquisition of Box Sign which is highly complementary to our existing product portfolio
- ✓ Box relies on a multitude of customer inputs to drive its product planning and roadmap process, including multiple customer advisory boards (CAB), online forums and voting surveys from customers, customer research and analytics, external market analysis, 1:1 and group customer feedback sessions, and more
- ✓ Box regularly analyzes the return on investment of all software development projects and initiatives, and frequently reprioritizes roadmap items and investment areas based on expected returns and benefit to customers

Confidential | 48

Starboard has Been Close-Minded and is Misrepresenting its Agenda

Only two quarters after Box appointed Starboard's approved director nominees, Starboard abruptly changed course and its new position was that Box should either explore a sale of the Company or fire the CEO

> *"**You guys are on a good path**... congrats to the team and keep it up." (May 27, 2020)*

STARBOARD VALUE – Email conversation between Peter Feld and Aaron Levie related to FQ1 2021 results

> *"**Thrilled to see the company breaking out and performing better both on the top and bottom line.** Appreciate you guys working with us and accepting the counsel. Not everyone behaves that way and it is greatly appreciated. **Shows your comfort as a leader and a willingness to adapt. Very impressive.**" (August 27, 2020)*

STARBOARD VALUE – Email exchange with Peter Feld related to FQ2 2021 results

Key Events

Date	Event
Mar. 22, 2020	Box and Starboard settle for 3 board seats and formation of the Operating Committee
May 27	Box reports fiscal first quarter 2021 results
Aug. 26	Box reports fiscal second quarter results
Dec. 1	Box reports fiscal third quarter results
Dec. 2, 4, 8	Following Box's Q3 results, Starboard abruptly reverses course and its new position is that Box either explore a sale of the entire Company or fire the Company's CEO, or else face a proxy contest
Jan. 19, 2021	The Board holds meeting and determines to explore strategic options, forms Strategy Committee
Feb. 3	Mr. Feld states to Mr. Lazar and Ms. Evan his demand for sale of the Company or fire CEO Mr. Feld indicates that a market-based premium of 20% to 40% would be an acceptable sale premium to Starboard (stock price was at \$17-\$18 at the time)
Mar. 2	Box reports fiscal fourth quarter results
Apr. 8	Box announces KKR-led investment and subsequent self-tender offer Separates Chair and CEO roles; appoints Bethany Mayer Chair Mr. Feld states that he would not proceed with a proxy contest immediately if Mr. Levie were replaced
Apr. 14	Box offers Starboard opportunity to sign NDA for more information on the strategic review process, which they decline
Apr. 20	Mr. Feld states that Starboard would not move forward with its planned director nominations if Starboard participates in the KKR-led investment and Mr. Feld were appointed to the Board
Apr. 28	The Board determines it is amenable to allowing Starboard's participation in the KKR-led investment but not appointing Peter Feld to the Board
May 17	Ms. Mayer and Mr. Lazar hold call with Mr. Feld at his request and raise possibility of adding one of Starboard's other nominees to the Board, which Starboard declines
May 27	Box reports fiscal first quarter 2022 results
Aug. 12	Box reports preliminary fiscal second quarter results

Confidential | 49

Starboard i s Behaving Like an Investor Whose Interests are Not Aligned with Other Stockholders Confidential l December 8, 2020 Despite the prior support Mr. Feld communicated to the Company , Starboard reversed course and its new position was that the Company explore a sale of the entire Company or fire the Company’s CEO , or otherwise face a proxy contest from Starboard . Mr . Feld further stated that the Company should not turn down an offer from a third party to buy the entire Company in the low twenties and that Starboard would be a seller at such a price Performance Against Market Expectations FQ1 2021 FQ2 2021 FQ3 2021 FQ4 2021 FQ1 2022 FQ2 2022E Revenue Performance vs. Consensus – In - Quarter BEAT BEAT BEAT BEAT BEAT BEAT Revenue Performance vs. Consensus – Forward Quarter Guide BEAT BEAT 1.1% below BEAT BEAT BEAT EPS Performance vs. Consensus – In - Quarter BEAT BEAT BEAT BEAT BEAT Not Yet Disclosed EPS Performance vs. Consensus – Forward Quarter Guide BEAT BEAT BEAT BEAT N.A. (1) February 3, 2021 Mr . Lazar and Ms. Evan had a call with representatives of Starboard to discuss the SignRequest acquisition. Several times during the call Mr. Feld stated that the Company should be sold and indicated that if the Company did not do so then it must replace its CEO or face a proxy contest from Starboard . He further stated that in no situation would he support Mr. Levie and Mr. Smith continuing in their positions April 14, 2021 Ms. Mayer, Mr. Lazar and Ms. Barsamian had a call with Mr. Feld. Despite his prior statements, Mr. Feld now claimed that Starboard was not willing to sell its shares of Class A common stock at $21 or $22 per share. Ms. Mayer offered Mr. Feld the opportunity to execute a non - disclosure agreement to receive more information about the strategic review process, which was immediately declined May 17, 2021 Ms. Mayer and Mr. Lazar had a call with Mr. Feld at his request. Mr . Feld reiterated his demand to be appointed to the Board of Directors. When Ms. Mayer raised the possibility of adding one of Starboard’s other nominees to the Board of Directors as part of an arrangement to avoid a proxy contest, Mr. Feld indicated multiple times that adding him personally to the Board of Directors was a non - negotiable part of any settlement 6WDUERDUGXQUHDVRQDEO\GHPDQGHGDQDEUXSWFKDQJHLQVWUDWHJ\EDVHGRQRQHTXDUWHUZKHUHZH ORZHUHGUHYHQXHJXLGDQFHE\RQO\  YVFRQVHQVXV HVWLPDWHV DQG EHDW RQDOORWKHU JXLGHGPHWULFV   :KLOHWKHVWRFN SULFHLQLWLDOO\GHFOLQHGLWUHWXUQHGWROHYHOVLQOLQHZLWKSULFHVIURPSULRUWRWKHHDUQLQJV UHSRUWZLWKLQWZR ZHHNV 50 Notes: 1. Comparison of FQ1 2022 Forward Quarter Guide to consensus estimates is Not Applicable due to effects of KKR transaction not reflected in co nsensus estimates .

Starboard Consistently Distorts the Facts Myth: Starboard’s Narrative The Facts Starboard claims that they only settled with Box because the existing Board and management team insisted that the Company simply needed a bit more time to prove out its ability to accelerate growth and improve margins. The Company has made substantial changes since it entered into the settlement agreement with Starboard. To allege that the Company was simply interested in preserving the status quo is inconsistent with the Company’s behavior immediately following the settlement agreement and continuing to this day. 6WDUERDUG FODLPVWKH ..5  OHGLQYHVWPHQW GRHVQRWKDYHDFOHDU EXVLQHVV SXUSRVH KKR brings substantial financial operational and strategic financial experience in enterprise software to Box. KKR would not have made a significant investment in the Company if it did not believe the stock price could appreciate well beyond the conversion price of $27 per share – an important endorsement for the sell - side and all Box investors. Moreover, we were giving stockholders liquidity for a material portion of their shares at a premium significantly in excess of recent market prices (and a higher price than the low twenties per share that Starboard indicated would be acceptable for a sale of the company ) Starboard claims that a fter they requested to participate in the KKR transaction, Starboard refused to do so because they were not willing to expand the total size of the transaction. The discussion never reached the stage where any of the terms were negotiated or even discussed in detail. As soon as Peter Feld was told that the Board was not amenable to him joining the Board, Starboard was not interested in any further negotiations or discussions. 51 Confidential l Starboard claims that the Company has not been receptive to their suggestions. Starboard was complimentary of our performance and our willingness to work with Starboard until they abruptly reversed course in December, calling for the exploration of a sale of the Company or the firing of our CEO, or face a proxy contest. They have since not provided constructive suggestions with respect to our operations. In addition, in January we formed the Strategy Committee to explore a wide range of alternatives, including a potential sale of the Company.

6WDUERDUG&RQVLVWHQWO\'LVWRUWVWKH)DFWV &RQW Myth: Starboard’s Narrative The Facts Starboard claims they will add back Aaron Levie to the Board in the event that one of their nominees is elected to replace him at the Annual Meeting. Starboard has insisted on firing our CEO in the absence of a sale of the Company, and we believe they are concealing this pre - determined agenda for tactical reasons. Starboard claims that many of Box’s peers’ growth rates improved during the pandemic and thus Box is benefitting from a tailwind and yet its improvement is underwhelming. In this context, Starboard uses a different peer set of companies that do not have the same drivers as Box. Companies with a substantial portion of their revenues generated by content management businesses, namely Dropbox and OpenText , that operate in similar markets and have business models and competitive dynamics similar to us, did not show any such improvement during the pandemic. 52 &RQILGHQWLDOO Starboard claims that Box’s directors have substantial interlocks with each other. Starboard expands the definition of “interlock” beyond any reasonable definition. Furthermore, Peter Feld’s election would create several additional “interlocks” since he currently serves on the board of NortonLifeLock with Sue Barsamian and has served on the boards of Marvell and Mellanox with Bethany Mayer and Jack Lazar, respectively. Starboard claims that in September 2020, Box abandoned the revenue guidance of 12 - 18% it gave in October 2019. While Box lowered the top end of the guidance to 16%, it maintained the low end of the guidance at 12% and has recently confirmed its commitment to and confidence in achieving these targets. Starboard claims the convertible debt financing was unnecessary because Box did not engage in significant M&A transactions. Box raised this capital to pursue specific, identified M&A opportunities. However, the Board put these pursuits on hold after Starboard demanded that Box explore a sale of the Company instead.

Box’s Nominees are Essential to Advancing Box’s Strategy and a re Vastly Superior to Starboard’s Slate Box Nominees Starboard Nominees 'DQD(YDQ Peter Leav Aaron Levie Deborah S. Conrad Peter A. Feld Xavier D. Williams SaaS and Enterprise Software Expertise x x x Public Company C - Suite Executive x x x x <1 year (1) Public Technology Company Director x x x x <1 year (1) Track Records of Value Creation at SaaS Companies x x x 53 Confidential l Dana Evan, Peter Leav and Aaron Levie collectively: • Bring n early seven decades of SaaS and enterprise software experience, either as operators or board members • Led multiple company sale transactions totaling tens of billions of dollars, maximizing stockholder value Notes: 1. Served as CEO of American Virtual Cloud Technologies for less than a year before he was replaced on July 22, 2021. He currently has retaine d h is seat on the board “to facilitate the transition of leadership” at the company.

Starboard is Attempting to Replace Our Strong Directors with Underqualified Candidates

Our nominees have an impressive track record of multi-billion-dollar value creation at SaaS-based companies, both as operators and as board members



Dana Evan, 61
- ✓ Former Chief Financial Officer of VeriSign
- ✓ Former Venture Partner at Icon Ventures
- ✓ Director of Domo, Inc, Farfetch Limited, Proofpoint, Inc, and Momentive Global Inc. (formerly SVMK Inc. or SurveyMonkey)
- ✓ 2019 Director of the Year of the NACD (National Association of Corporate Directors)
- ✓ Lead independent director at Proofpoint, which announced it would be acquired by Thoma Bravo for $12.3 billion (expected to close in Q3 2021)
- ✓ Former director at Omniture, which was acquired by Adobe
- ✓ Significant experience investing in and serving on boards of SaaS-based technology and internet companies



Peter Leav, 50
- ✓ President, Chief Executive Officer and Director of McAfee Corp.
- ✓ Former President, Chief Executive Officer and Director of BMC Software, Inc, which was acquired by KKR, and Polycom, Inc, which was acquired for $2.0 billion in cash
- ✓ Valuable experience in global go-to-market strategy and operations
- ✓ Successfully scaled and led multiple multi-billion dollar SaaS and enterprise software businesses



Aaron Levie, 36
- ✓ Co-founder and Chief Executive Officer of Box
- ✓ Former Chairman of Box
- ✓ For 15+ years, has been key to establishing Box's widely-recognized product and market leadership position
- ✓ Driving force behind essential customer and partner relationships across the Fortune 500 and the direct sponsor of key partners including Microsoft, Google, IBM, Salesforce, Adobe, Zoom and Slack, among many others
- ✓ Under his leadership, Box has reached over 100,000 customers globally
- ✓ Remains critical to setting and executing Box's strategy in a new Future of Work era

Peter A. Feld, 42
- ✗ No SaaS and enterprise software experience, as executive or director
- ✗ No go-to-market strategy and business operations experiences
- ✗ Hedge fund principal who would be sitting on four public company boards if elected, including Chair of another company where Starboard gained control, which may limit his ability to adequately focus on each board's requirements
- ✗ Clear agenda to fire Box's CEO that has been consistently and aggressively repeated over the past eight months and close-minded to alternative ways to create stockholder value

We believe Starboard's objective of the proxy contest is to put Peter Feld on the Board of Box

Deborah S. Conrad, 59
- ✗ No prior public board experience
- ✗ No SaaS and enterprise software experience, as executive or director

Xavier D. Williams, 53
- ✗ No SaaS and enterprise software experience, as executive or director
- ✗ Less than 1 year of C-Suite experience and public board experience [1]

Notes:
1. Served as CEO of American Virtual Cloud Technologies for less than a year before he was replaced on July 22, 2021. He currently has retained his seat on the board "to facilitate the transition of leadership" at the company.

We have concerns about whether they will exercise independent judgment since Starboard selected these nominees while simultaneously launching a proxy contest after the directors it approved in 2020 did not capitulate to its demands

Confidential | 54

55 Confidential l Starboard Already Has Strong Representation on the Board and in Board Leadership Positions Notes: 1. NCG = Nominating and Corporate Governance. Starboard representation includes: Chair of the Board, chair of 2/4 standing committees, 2/4 seats on the Operating Committee and 3/4 seats on the Strategy Committee Starboard - Approved Director Bethany Mayer Chair of the Board Appointed Chair: 2021 Dana Evan NCG Committee (1) Appointed Chair: 2018 Bethany Mayer Comp. Committee Appointed Chair: 2020 Jack Lazar Audit Committee Appointed Chair: 2021 Standing Committee Chairs Operating Committee Strategy Committee Carl Bass* x Dana Evan Chair Sue Barsamian Chair Kim Hammonds x Bethany Mayer* x x Jack Lazar* x x Committee Membership *Appointed to Board pursuant to March 2020 Starboard settlement Sue Barsamian Operating Committee Appointed Chair: 2020

Conclusion

World - Class Board and Leadership Team with t he Right Strategy to Drive Value for Stockholders 57 Confidential l Successfully Evolving Our Business to Drive Operational Results Accelerating Growth and Driving Margin Improvement Board Has Implemented Significant Board and Governance Changes  Added seven new independent directors since 2018, including three appointed pursuant to Starboard settlement  Formed Operating Committee to identify and recommend opportunities for growth and margin enhancement (includes two Starboard - approved directors), and Strategy Committee to conduct a comprehensive review of strategic options (includes all three directors appointed pursuant to the settlement with Starboard)  Separated Chair and CEO roles and appointed Starboard - approved director as independent Chair; adopted majority vote standard for election of directors (with proxy contest carve - out); and eliminated certain supermajority voting requirements, subject to stock holder approval  Keenly focused on reducing equity burn rate and continue to evolve compensation program incorporating stockholder feedback  W e’ve built a stronger foundation across products, customers, and g o - to - market (GTM) to drive sustainable operational improvements  Our investments in our platform have enabled multi - product, solution selling effort that is paying off and laying groundwork for continued growth  We’ve made significant operational changes to improve our margin profile, while investing to enhance efficiency and productivity  Re - acceleration of growth in recent quarters and continued improvements in profitability validate that our strategy and execution are working  Exceeded our Revenue growth + FCF margin target in FY 2021: 26.3% vs. target of 25%; also on pace to exceed FY 2022 target of 30% (1)  Strong Billings and RPO (2) growth support our re - acceleration story and are leading indicators for future growth  Raised guidance for FY 2022 Revenue by $ 14 million since FQ4 2021; FY 2022 Non - GAAP Operating Margin expected to be approximately 19.5%, an increase over previous guidance of 18% to 18.5%  Committed to achieving 12 - 16% Revenue Growth and Revenue Growth + FCF Margin of 40%+ in FY 2024, ending January 31, 2024 Notes: Free Cash Flow Margin is a non - GAAP financial measure . A reconciliation to its nearest GAAP financial measure can be found in the Appendix of this presentation. 1. Based on FY22E Revenue Growth + Free Cash Flow Margin guidance of at least 32% in preliminary results released on August 12, 2021. 2. Remaining performance obligations (RPO) represent, at a point in time, contracted revenue that has not yet been recognized. R PO consists of deferred revenue and backlog, offset by contract assets. Box does not consider RPO to be a non - GAAP financial measure because it is calculated in acc ordance with GAAP.

 Diverse skillsets and proven track records of helping public companies drive disciplined growth, profitability, and stockholder value  Global go - to - market strategy and business operations experience through all business cycles  Significant SaaS and enterprise software industry expertise as both operators and board members  Proven ability and willingness to pursue a sale of a company when it maximizes value for stockholders World - Class Board and Leadership Team with the Right Strategy to Drive Value for Stockholders (Cont.) 58 Confidential l Vastly Superior Nominees Compared to Starboard’s Slate Starboard is Close - Minded to Alternative Paths to Create Value Strong, Independent and Qualified Board to Oversee Strategy  Our nominees include a former public company CFO and 2019 Director of the Year of the National Association of Corporate Directors, a sitting public company CEO who has successfully scaled and led multiple multi - billion dollar SaaS and enterprise software businesses, and Box’s Co - founder & CEO who is a pioneer of cloud content management  Our nominees have nearly seven decades of SaaS and enterprise software experience, either as operators or board members and have helped create tens of billions of dollars in stockholder value through multiple company sale transactions  None of Starboard’s nominees have any SaaS or enterprise software experience as an executive or director  Starboard’s independent nominees have a dearth of public company experience  Starboard is behaving like an investor whose interests are not aligned with our other stockholders  Starboard has been myopic in its persistent demands over the past eight months – sell the Company or fire the CEO – and continues to be close - minded  Starboard abruptly withdrew its support for the Company’s path after a single quarter where Box provided revenue guidance that was 1.1% below consensus estimates but beat on all other guided metrics  We believe Peter Feld wants to be on the Board because our Board (including the two Starboard - approved directors) exercised independent judgment to act in the best interests of all stockholders rather than capitulate to Starboard’s demands  KKR brings substantial financial, operational, and strategic experience in enterprise software to the Box Board  Unanimously approved KKR - led investment is validation of Box’s strategy and the potential to create future value for all stockholders  Subsequent “Dutch auction” self - tender provided the opportunity for stockholders to sell at a materially higher price than the low twenties per share that Starboard indicated would be acceptable for a sale of the company Board Is Maximizing Stockholder Value Through KKR - Led Investment

59 Confidential l Vote “FOR ALL” of Box’s Highly Qualified Director Nominees on the BLUE Proxy Card Today

Appendix

GAAP Revenue to Billings Reconciliation 61 Confidential l ($ in thousands) Q2FY20 Q3FY20 Q4FY20 Q1FY21 GAAP revenue $ 172,549 $ 177,156 $ 183,585 $ 183,561 Deferred revenue, end of period 330,834 325,647 423,849 368,349 Less: Deferred revenue, beginning of period (330,445) (330,834) (325,647) (423,849) Contract assets, beginning of period - - 76 - Less: Contract assets, end of period - (76) - - Billings $ 172,938 $ 171,893 $ 281,863 $ 128,061 ($ in thousands) Q2FY21 Q3FY21 Q4FY21 Q1FY22 GAAP revenue $ 192,293 $ 196,003 $ 198,913 $ 202,441 Deferred revenue, end of period 364,871 354,363 465,613 423,249 Less: Deferred revenue, beginning of period (368,349) (364,871) (354,363) (465,613) Contract assets, beginning of period - - - 25 Less: Contract assets, end of period - - (25) (677) Billings $ 188,815 $ 185,495 $310,138 $159,425

GAAP to Non - GAAP Reconciliation – Sales & Marketing 62 Confidential l ($ in thousands) FY18 As a % of revenue FY19 As a % of revenue FY20 As a % of revenue FY21 As a % of revenue GAAP sales and marketing $303,319 60% $312,210 51% $317,615 46% $275,742 36% Less: Stock - based compensation (31,742) (36,864) (38,030) (42,015) Less: Intangible assets amortization - (9) - - Less: Restructuring activities - - (1,134) - Non - GAAP sales and marketing $271,577 54% $275,337 45% $278,451 40% $233,727 30%

GAAP to Non - GAAP Reconciliation – Operating Margin 63 Confidential l ($ in thousands) Q3FY18* As a % of revenue Q4FY18* As a % of revenue Q1FY19** As a % of revenue GAAP operating margin ($42,559) (33%) ($32,487) (24%) ($35,860) (26%) Add: Stock - based compensation 25,523 20% 24,949 19% 26,613 19% Add: Intangible assets amortization 38 - 38 - 14 - Non - GAAP operating margin ($16,998) (13%) ($7,500) (5%) ($9,233) (7%) ($ in thousands) Q2FY19** As a % of revenue Q3FY19** As a % of revenue Q4FY19** As a % of revenue Q1FY20** As a % of revenue GAAP operating margin ($ 37,219 ) ( 25%) ($ 39,464 ) ( 25%) ($ 21,694 ) (13%) ($35,381) (22%) Add: Stock - based compensation 30,683 21% 31,790 20% 30,210 18% 32,362 20 % Add: Intangible assets amortization 10 - - - - - - - Non - GAAP operating margin ($6,526) (4%) ($7,674) (5%) $8,516 5% ($3,019) (2%) *As reported under ASC 606 **As reported under ASC 606

GAAP to Non - GAAP Reconciliation – Operating Margin 64 Confidential l ($ in thousands) Q2FY20 As a % of revenue Q3FY20 As a % of revenue Q4FY20 As a % of revenue Q1FY21 As a % of revenue GAAP operating margin ($ 36,277 ) ( 21%) ($ 39,233 ) ( 22%) ($ 28,581 ) (15%) ($ 24,240 ) (13%) Add: Stock - based compensation 36,805 21% 37,758 21% 39,063 21% 40,043 22 % Add: Restructuring activities - - - - 1,651 1% - - Add: Fees related to shareholder activism - - 955 1% 199 0% 1,402 0 % Non - GAAP operating margin $528 0% ($520) 0% $12,332 7% $17,205 9% ($ in thousands) Q2FY21 As a % of revenue Q3FY21 As a % of revenue Q4FY21 As a % of revenue Q1FY22 As a % of revenue GAAP operating margin ($7,510) (4%) ($2,614) (1%) ($3,278) (2%) ($ 10,263 ) (5%) Add: Stock - based compensation 37,561 20% 37,834 19% 38,854 20% 41,790 21 % Add: Acquired intangible assets amortization - - - - - - 901 - Add: Acquisition - related expenses - - - - 790 - 920 - Add: Fees related to shareholder activism - - - - - - 1,050 1% Non - GAAP operating margin $30,051 16% $35,220 18% $36,366 18% $34,398 17%

GAAP to Non - GAAP Reconciliation – Operating Margin Q2 FY22E 65 Confidential l ($ in thousands) As a % of revenue GAAP operating margin (3%) Add: Stock - based compensation 20 % Add: Acquired intangible assets amortization 1% Add: Fees related to shareholder activism 2% Non - GAAP operating margin 20%

GAAP to Non - GAAP Reconciliation – Operating Margin 66 Confidential l ($ in thousands) FY17 As a % of revenue FY18 As a % of revenue FY19 As a % of revenue FY20 As a % of revenue GAAP operating margin ($150 ,655 ) (38%) ($154,02 1 ) (30%) ($134,237) (22%) ($139,472) (20%) Add: Stock - based compensation 78,372 19% 97,485 19% 119,296 20% 145,988 21% Add: Intangible assets amortization 3,352 1% 519 0% 24 0% - - Add: Expenses related to legal verdict (1,664) 0% - - - - - - Add: Acquisition - related expenses - - - - - - - - Add: Fees related to shareholder activism - - - - - - 1,154 0% Add: Restructuring activities - - - - - - 1,651 0% Non - GAAP operating margin ($70,595) (18%) ($56,017) (11%) ($14,917) (2%) $9,321 1% ($ in thousands) FY21 As a % of revenue GAAP operating margin ($37,642) (5%) Add: Stock - based compensation 154,292 20% Add: Intangible assets amortization - - Add: Expenses related to legal verdict - - Add: Acquisition - related expenses 790 0% Add: Fees related to shareholder activism 1,402 0% Add: Restructuring activities - - Non - GAAP operating margin $118,842 15%

GAAP to Non - GAAP Reconciliation – Free Cash Flow 67 Confidential l ($ in thousands) FY21 As a % of revenue GAAP net cash (used in) provided by operating activities $196,834 26% Less: Purchases of property and equipment, net of proceeds from sales (9,052) Less: Principal payments of finance lease liabilities (60,020) Less: Capitalized internal - use software costs (7,438) Free cash flow $120,324 16%